Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

January 27, 2021

Titan Pharmaceuticals, Inc. 400 Oyster Point Blvd., Suite 505 South San Francisco, CA

Ladies and Gentlemen:

We have acted as counsel to Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (each a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 2,725,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon the exercise of warrants issued in a private placement in January 2020 (the “January 2021 Warrants”) pursuant to a Securities Purchase Agreement by and among the Company and the Selling Stockholders (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the January 2021 Warrants and the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, the Registration Statement and the January 2021 Warrants, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ LOEB & LOEB LLP

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